Exhibit 3.2.110

_040730000304

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

TALENT BOOKING AGENCY, INC.

Under Section 805 of the Business Corporation Law

FIRST: The name of the corporation is Talent Booking Agency, Inc.

SECOND: The certificate of incorporation of the corporation was filed by the Department of State on November 4, 1963.

THIRD: The amendment of the certificate of incorporation effected by this certificate of amendment is as follows:

To change the purpose of the corporation.

FOURTH: To accomplish the foregoing amendment, Article Second of the certificate of incorporation is hereby stricken out in its entirety, and the following new Article is substituted in lieu thereof:

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law of the State of New York, exclusive of any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

FIFTH: The Board of Directors and the Shareholders of the corporation authorized the amendment under the authority vested in said Board under the provisions of the certificate of incorporation and of Section 708 of the Business Corporation Law of New York.

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1

IN WITNESS WHEREOF, Talent Booking Agency, Inc. has caused this Certificate of Amendment of Certificate of Incorporation to be executed by its Senior Vice President, this 27th day of July, 2004.

/s/ MICHAEL POLITI
Senior Vice President
Michael Politi
Senior Vice President & Corporate Counsel

2

CERTIFICATE OF INCORPORATION

OF

TALENT BOOKING AGENCY, INC.

UNDER SECTION 402 OF THE BUSINESS CORPORATION LAW

*  *  *  *  *  *  *  *

WE, THE UNDERSIGNED, all of the age of twenty-one years or over, for the purpose of forming a corporation pursuant to Section 402 of the Business Corporation Law of New York, do hereby certify:

FIRST: The name of the corporation is TALENT BOOKING AGENCY, INC.

SECOND: The purposes for which it is formed are:

1. To conduct and engage in the business of a general employment agency.

2. To provide for the production, presentation, exhibition and performance of theatrical, musical, and operatic productions, stage plays, ballets, pageants, spectacular effects, tableaux and exhibitions.

3. To own, operate, manage, control, buy, sell, grant, lease, book and deal in theatres and other places of public amusement and assembly and to carry on the business of theatre proprietors, managers and directors.

4. To make, manufacture, record, produce, distribute, sell, lease, license, import and export and generally deal in records, discs, transcriptions, tape, film and prints, wire and the product of all other methods and means, known or hereafter known serving to produce and re-produce in any and every present and future manner, medium and form, musical, literary, dramatic and non-dramatic, and all other manner of works, material, compositions, presentations and productions.

5. To manufacture, produce, distribute, exhibit, and trade in motion pictures of every kind, and in all gauges of film, and to own, buy, sell, rent, lease, sublease, exploit, import, export, license, distribute and exhibit the same.

6. To acquire, own, use, exploit, produce, present, buy, sell, lease, assign, transfer, and deal in motion picture scenarios, radio and television programs, stage plays, operas, dramas, ballets, musical comedies, books, and any other literary dramatic and musical material, both copyrighted and uncopyrighted, and to copyright the same.

7. To carry on the business of a motion picture laboratory; to own, operate, manage and deal in motion picture studios and television sound recording studios, plant and factories of all kinds.

8. To purchase and otherwise acquire, own, build, lease (either as lessor or lessee) erect, construct, alter, repair, improve, furnish, equip, hold, occupy, maintain, manage, operate, sell, or dispose of hotels, motels, inns, taverns, lodging houses, hostelries, boarding houses, apartment houses, restaurants, cafes, bars, cafeterias, garages, and the furniture, furnishings, fixtures and equipment thereof; to engage in and carry on the business of hotel keepers, motel keepers, innkeepers, apartment housekeepers, hostelers, restaurantears, cafe keepers, cafeteria keepers, garagemen, and also the business of tobacconists, confectioners, dealers in provisions, barbers, hairdressers, manicurists: druggists, florists, stationers, news agents and news, magazine and book dealers; the buying and selling of wines, liquors and all other beverages of alcoholic and non-alcoholic content; to provide and conduct accommodations, eating places, newspaper rooms, reading and writing rooms, rest rooms, dressing rooms, baths, swimming pools, telephones and other conveniences for the use of the public, and to do every act and thing necessary, convenient or desirable for the furnishing of guests, lodgers, travelers, and all others who may be received by the corporation, with food, drink, lodging, entertainment and such other services as are commonly rendered as a part of or in connection with, or as incidental to, any of the businesses hereinbefore mentioned; and to give or grant to others the right, privilege or license to engage in any kind of business on premises owned, leased or managed by it.

9. To carry on the business of radio or television broadcasting and to own, operate, manage and maintain studios, stations and all equipment in connection therewith.

10. To apply for, obtain, register, purchase, lease, or otherwise acquire, and to hold, own, use, operate, introduce, and to sell, assign or otherwise dispose of or license, trade-marks, trade names, copyrights, patents, inventions, improvements, formulas and processes used in connection with or secured under letters patent of the United States of America, or any other state or country.

11. To carry out all or any part of the purposes and objects of the Corporation as principal, factor, agent contractor or otherwise, either alone or in conjunction with any person, firm, trust, association or corporation, and in any part of the world.

THIRD: The office of the Corporation is to be located in the City of New York, County of New York, State of New York.

FOURTH: The aggregate number of shares which the corporation shall have authority to issue is Two Hundred (200) of the par value of One Hundred ($100) Dollars each.

FIFTH: The Secretary of State is designated as the agent of the Corporation upon whom process against the Corporation may be served. The post office address to which the Secretary of State shall mail a copy of any process against the Corporation served upon him is c/o Archie Weltman, 1540 Broadway, New York, N.Y.

SIXTH: No shareholder shall be entitled as a matter of right to subscribe for or receive additional shares of any class of stock of the Corporation, whether now or hereafter authorized, or any bonds, debentures or other securities convertible into stock, but such additional shares of stock or other securities convertible into stock may be issued or disposed of by the board of directors to such persons and on such terms as in its discretion it shall deem advisable.

IN WITNESS WHEREOF, we have made, signed and acknowledged this certificate this 30th day of October, A.D. 1963.

/s/ GERTRUDE SIEGEL
Gertrude Siegel
2015 Creston Avenue Bronx 53, New York

/s/ ANN AZULAY
Ann Azulay
975 Walton Avenue Bronx 52, New York

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF NEW YORK	)

On this 30th day of October, 1963, before me personally came GERTRUDE SIEGEL and ANN AZULAY, to me known, and known to me to be the persons described in and who executed the foregoing certificate, and they severally duly acknowledged to me that they had executed the same.

/s/ SEYMOUR H. SMITH
Notary Public
SEYMOUR H. SMITH
Notary Public, State of N. Y. No. 41-___3850 Queens County ____ Expires March 30, 19__